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PROSPECTUS SUPPLEMENT                                           File No.33-96848
(To Prospectus Dated August 14, 1996)           Filed Pursuant to Rule 424(b)(3)

                             JMAR TECHNOLOGIES, INC.

                                  COMMON STOCK

         This Prospectus Supplement supplements the Prospectus dated August 14, 1996 relating to the prior registration of the public offering by certain shareholders of a total of 2,521,458 shares of Common Stock of the Company.


                              SELLING STOCKHOLDERS


         The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented to reflect (i) the substitution of Bamboo Investments, Ltd. in place of Baytree Associates Incorporated and (ii) the substitution of Osborne Neighborhood Church for Robert Hash as to 5,000 shares as follows:

                                                                                           Number of      Percent of
                                          Number of        Percent                          Shares          Shares
                                          Shares of       of Shares         Number       Remaining if    Outstanding if
                                        Common Stock      of Common       of Shares       All Shares       All Shares
                                        Beneficially        Stock           Being         Registered     Registered Are
Name and Address                           Owned          Outstanding     Registered       Are Sold           Sold
-----------------------------------------------------------------------------------------------------------------------
Bamboo Investments, Ltd. (1)
c/o  Matheson Trust Company (BVI)
Limited
Road Town, Tortola
British Virgin Islands                     377,660          2.06%          361,500          16,160              *

Osborne Neighborhood Church                 5,000             *             5,000             0               0.00%

*     Less than one percent.

(1) All shares are issuable upon exercise of presently exercisable options and warrants.


          The date of this Prospectus Supplement is October 30, 1998.